UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2013

First Busey Corporation

(Exact name of registrant as specified in its charter)

Nevada	0-15959	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 W. University Ave.

Champaign, Illinois  61820

(Address of principal executive offices) (Zip code)

(217) 365-4516

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Offers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 1, 2013, on the recommendation of its Nominating and Corporate Governance Committee, the board of directors (the “Board”) of First Busey Corporation (the “Company”) increased the number of directors constituting the full Board from nine to ten and appointed Mr. Stephen V. King as a director to fill the resultant vacancy, with such appointment effective immediately.  Mr. King’s term will expire at the 2013 annual meeting of stockholders.  Mr. King, who holds a Bachelor of Science degree in Finance from the University of Illinois, a Master of Business Administration degree from the University of Chicago and a Juris Doctor degree from Loyola University, has served as a founding partner of, and managing member of the general partner of, Prairie Capital, L.P. (“Prairie Capital”), a private equity firm, since 1997, where he is responsible for deal generation, oversight of due diligence, deal structuring, negotiations, fundraising, investor relations and certain portfolio management functions. Mr. King also serves on the boards of directors of several of Prairie Capital’s portfolio companies across a variety of industries.  The Board has not yet determined to which committees of the Board, if any, Mr. King will be appointed to serve.

Mr. King does not have a direct or indirect material interest in any transaction with the Company or the Bank required to be disclosed pursuant to Item 404(a) of  Regulation S- K. There is also no arrangement or understanding between Mr. King and any other person pursuant to which Mr. King was selected as a director.

As with each of the Company’s other non-employee directors, Mr. King will be entitled to receive a base retainer of $20,000 per year, as well as a grant of restricted stock units.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2013	First Busey Corporation

By:        /s/ David B. White
Name:  David B. White
Title:    Chief Financial Officer